SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No.__)*

VALUESETTERS, INC.
(Name of Issuer)

COMMON STOCK, PAR VALUE $.001 PER SHARE
(Title of Class of Securities)

92046U106
   (CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

		( ) Rule 13d-1(b)
		(X) Rule 13d-1(c)
		( ) Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP NO. 92046U106					Page 2 of 5 Pages

1.	NAMES OF REPORTING PERSON

TelcoSoftware.com Corp.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
  (a)    _
  (b)    _


3.	SEC USE ONLY



4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

NUMBER OF			5.SOLE VOTING POWER 48,614,323
SHARES
BENEFICIALLY		6.SHARED VOTING POWER	None
OWNED BY
EACH				7.SOLE DISPOSITIVE POWER 48,614,323
REPORTING
PERSON WITH			8.SHARED DISPOSITIVE POWER None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON

	48,614,323


10.	CHECK BOX IF THE AGGREGATE AMOUNT IN
	ROW (9) EXCLUDES CERTAIN SHARES			( )


11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	 9.6%

12.	TYPE OF REPORTING PERSON

	OO



CUSIP NO. 92046U106					Page 3 of 5 Pages


1.	NAMES OF REPORTING PERSON

Paul H. Riss

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
  (a)    _
  (b)    _


3.	SEC USE ONLY



4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.A.

NUMBER OF		 	5. SOLE VOTING POWER 48,614,323
SHARES
BENEFICIALLY		6. SHARED VOTING POWER	None
OWNED BY
EACH				7. SOLE DISPOSITIVE POWER 48,614,323
REPORTING
PERSON WITH			8. SHARED DISPOSITIVE POWER None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	48,614,323

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN
	ROW (9) EXCLUDES CERTAIN SHARES			( )


11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	 9.6%

12.	TYPE OF REPORTING PERSON

	IN















CUSIP NO. 92046U106					Page 4 of 5 Pages


Item 1(a).	Name of Issuer:

		Valuesetters, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

		159 Meadow Street, Naugatuck, CT 06770

Item 2(a).	Name of Person Filing:

		TelcoSoftware.com Corp.
Paul H. Riss is the President of TelcoSoftware.com
Corp.

Item 2(b).	Address of Principal Business Office:

		430 North Street, White Plains, New York 10605

Item 2(c).	Citizenship:

		Telcosoftware.com Corp. is a Delaware corporation

		Paul H. Riss is a citizen of the United States

Item 2(d).	Title of Class of Securities:

		Common Stock, par value $.001 per share

Item 2(e).	CUSIP Number:

		92046U106

Item 3.	If this statement is filed pursuant to sections
240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

		Not applicable.

Item 4.	Ownership.

		The responses to Items 5 through 11 on the cover page of this filing are incorporated by reference.

Item 5.	Ownership of Five Percent or Less of a Class.

		Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of
Another Person or Control Person.

		Not applicable.

CUSIP NO. 92046U106					Page 5 of 5 Pages


Item 7.	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent
Holding Company.

		Not applicable.

Item 8.	Identification and Classification of Members of the
Group.

		Not applicable.

Item 9.	Notice of Dissolution of Group.

		Not applicable.

Item 10.	Certification.

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 16, 2016

TelcoSoftware.com Corp.

By:  /s/ Paul H. Riss
	Paul H. Riss, President


/s/ Paul H. Riss
	Paul H. Riss